Exhibit 10.1

Purchase and Sale Contract

Chailease Finance Co., Ltd. (CFC)                    (hereinafter referred to as "Party A")

Contracting Party

Prime World International Holdings Ltd., Taiwan Branch (hereinafter referred to as "Party B")

WHEREAS in consideration of the following Subject Matter purchased by Party A from Party B, the Parties agree to enter into the Agreement as follows:

Section 1 Subject Matter, Specifications, and Quantity:

Name, Label, Specification, Type, Quantity, and Unit

Section 2 Contract Price: Two Hundred and Sixty-Seven Million, Three Hundred and Forty Thousand, Four Hundred and Sixty-Eight New Taiwan Dollars ($267,340,468), Tax not Included

Section 3 Place of delivery: upon the date of signing, both parties agree that title to the Subject Matter shall be transferred to Party A, provided that the Subject matter is still under Party B's possession and placed at its original location or delivered by Party B to any third party designated by Party A; and any expense for its installation and transportation shall be at Party B's expense.

Section 4 Payment: upon transfer of the Subject Matter to Party A, Party A shall make payment of goods to Party B or any third party designated by Party B.

Section 5 Party B agrees that, when purchasing the Subject Matter back from Party A after the sale of the Subject Matter is closed, in case of any defect or nonconforming in its design or manufacture, resulting in loss of general or desired utility or malfunction, Party B will repair it at its own expense without any dispute.

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Section 6 Party B warrants that the title to the Subject Matter belongs to Party B without any mortgage, conditional sale, interest in possession trust, or any other encumbrance created by any third party, or any involvement in any other liability, if the warranty is breached, Party B shall assume all civil or criminal liability.

Section 7 Party B warrants that, selling of the Subject Matter to Party A must be in compliance with Section 185.1.2 of the Company Act, which provides that such action requires attendance of shareholders representing more than two thirds of total shares issued at the annual general meeting and consent of more than half of voting rights by shareholders present or, in case of a public-listed company, attendance of shareholders representing more than half of total shares issued and consent of more than two thirds of voting rights by shareholders present.

Section 8: Party B fully understands and agrees the following: because Party A accommodates Party B on the time for contract signing and identity verification, Party B agrees to officially seal this contract and related claim instrument prior to the contract; before Party A officially seals the aforementioned contract and claim instrument, Party A is not legally bound by this contract and reserves the right to make final decisions.

Section 9: The Subject Matter of this contract is purchased by Party A from Party B based on the request and stipulation specified in the finance lease agreement. If another finance lease agreement between Party A and Party B becomes void or revoked, Party A may revoke or terminate this sale contract. Party B shall ensure the Subject Matter does not have any defects of goods or title.

Section 10: Party B shall strictly abide by Party A's operating-with-integrity principle and other regulations. Party B shall, by no means, tempt, promise, scheduled-pay, deliver, or provide inappropriate benefits (such as commission, kickback, gift, and bribes) to Party A personnel (including but not limited to the person in charge, employee, or other people involved). In the event of a breach of the aforementioned provisions, Party A may claim for indemnification and deduct the specific amount from the payment or guarantee deposit that Party A shall make or return according to this contract. In the case that such deduction is insufficient Party B shall satisfy the balance. Party A may also unconditionally terminate or revoke this contract. If Party B is aware of any Party A personnel requesting, promising, scheduled-paying, accepting, or providing inappropriate benefits (such as commission, kickback, gift, and bribes), Party B shall immediately notify Party A of the person's identity, request, promise, scheduled payment, way of accepting or providing benefits, cash amount, or other form of benefits; meanwhile, Party B shall provide related evidence for Party A to investigate.

Section 11 In witness whereof, this Agreement is executed in duplicate and the Parties each are provided with one copy.

Section 12 In case of any dispute arising out of the Agreement, the Parties agree to accept Shihlin District Court in Taiwan as the trial court.

Contracting Parties

Party A: Chailease Finance Co., Ltd.

Legal Representative:

/s/ Chi-Chung Chen

Project Branch Manager, Chen, Chi-Chung

Party B: Applied Optoelectronics, Inc., Taiwan Branch

/s/ Chih-Hsiang (Thompson) Lin

Legal Representative: Lin, Chih-Hsiang (Thompson)

November 29th, 107 Year of Republic of China

Repurchase after Sale (L08) /Lease back after Sale (sb08) /2017.06

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Finance Lease Agreement No. :XXXXXXXXXX

The contracting party, Applied Optoelectronics, Inc., Taiwan Branch (hereinafter referred to as the "Lessee"), together with the joint guarantor (hereinafter referred to as the "Guarantor") apply with Chailease Finance Co., Ltd. (CFC) including the parent company and its subsidiaries (hereinafter referred to as the "Lessor") for finance lease. The Parties agree to enter into an agreement as follows:

Section 1 Leased Property:

The Lessor desires to lease to the Lessee, and the Lessee desires to lease from the Lessor, the Subject Matter contained in the Leased Items page in this Agreement, including all auxiliary spares, additional works, improvements, and fixtures and fittings.

Section 2 Delivery and Acceptance:

The delivery and acceptance of the leased property must be subject to any of the following:

2.1	The Lessor shall require the seller to deliver the leased property used by the Lessee to the place as specified in the Leased Items page and notify the seller to make such delivery on the specified date of delivery or earlier.
2.2	In case of failure to deliver on specified day for any reason including force majeure or nonconformity of the leased property or any other defect, the Lessee agrees to hold the Lessor harmless against any risk or damage arising thereof.
2.3	Upon receipt of shipping documents by the bank issuing letter of credit, the Lessor shall deliver B/L to the Lessee. The Lessee shall be responsible for the following procedures such as importing and receiving of goods; delivery of B/L must be deemed as completion of delivery and acceptance of the leased property, regardless of the status of the leased property or its place. The Lessee shall issue the Certificate of Delivery and Acceptance of Leased Property to the Lessor.
2.4	In case of delivery in specie by the Seller, the Lessee shall on its own expense conduct detailed inspections and required tests on the leased property; if the leased property is free from any defect, the Lessee is hereby authorized by the Lessor to conduct acceptance and immediately notify the Lessor of its result in writing.
2.5	The Lessor may exercise simple delivery, transfer of possession or tender of delivery in accordance with Section 761 of the Civil Law.

Section 3 Lease Period and Rent

3.1.	The validity of the Agreement during the lease period may not be affected by delay of delivery or the acceptance provision as set forth in Subsection 2.2 and 2.3. The rent must be calculated starting on the payment date specified in the Leased Items page and ending on the final installment of rent and satisfaction of all expenses paid to the Lessor hereunder
3.2.	The Lessee shall pay the Lessor the rent specified in the Leased Items page. The installments, amount, denomination, foreign exchange rate, and payment date for each installment shall be subject to the Leased Items.
3.3.	Payment of rent for each installment and other expense as specified herein is the essence of the Agreement. In case of late payment of rent for any installment or any other required payment or any part thereof, the Lessee shall be liable for default and shall make an additional payment equaling 20% of annual interest rate for period starting on the date of default and ending on the date of repayment.

Section 4 Place of Use, Labeling and Security of Leased Property

4.1.	The Lessee shall place the leased property in the place of use as specified in the Leased Items, and its relocation may not be made until written consent from the Lessor.
4.2.	The Lessee shall separate any leased property categorized as movable property from any other property, and the leased property may not be fixed at any other immovable property or be attached or fixed to any other movable property without written consent from the Lessor.
4.3.	Without consent from the Lessor, the Lessee may not sell, sublease, transfer, make mortgage or treatment, or create lien on, the leased property or for any interest in the Agreement, the leased property or its interest on the Agreement.
4.4.	The Lessee shall maintain in good repair any brand, logo, plate, label, post and legend appeared in the leased property, and may not remove, deface or clear them.

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4.5.	To the extent to facilitate the performance of the obligations hereunder and is necessary to examine the leased property, the Lessor or its authorized employee, with prior notice, has right of access to the place where the leased property is located to examine the status of use of the leased property within the business period.

Section 5 Usage and Tax

5.1.	The Lessee shall operate the leased property in accordance with any guideline or rules prepared by the manufacturer to comply with applicable regulations set forth by government agencies; in case of failure resulting in damage, destruction, forfeiture or seizure, the joint guarantor's liability will not be exempted. All the obligations aforementioned are immediately due and the contracting party agrees to satisfy all obligations owned to the Lessor without condition and indemnify the Lessor for losses incurred.
5.2.	The Lessee shall bear any expense arising out of use of the leased property including but not limited to taxes, sales tax on leased property, fees, penalties, fines, oil fee and maintenance fee, and cost for required spare parts.
5.3.	Where any leased property is imported equipment, if the Lessee is required to pay additional duties or any other expense due to change of regulations or any other reason after the Lessor clears account of costs and the rent starts to accrue, the Lessee shall unconditionally charge such additional payment into leasing costs and immediately pay the Lessor.

Section 6 Maintenance, Improvement, Alteration and Change

6.1.	The Lessee shall at its own expense maintain, repair and keep in good repair any leased property; it shall provide accessories, tools, and services required for maintenance, and designate qualified staff to conduct maintenance.
6.2.	Without written consent from the Lessor, the Lessee may not make any alteration, change or additional parts to any leased property.
6.3.	In the case that any part or accessory attached to the leased property is replaced by the Lessee for any reason, the new one must be identical to the replaced one as to their value and utility, and such new item shall be owned by the Lessor upon the date of replacement.

Section 7 Damage and Destruction

The Lessee shall be liable for damage or permanent loss of useful value of any part of any leased property caused by its loss, stealing, destruction or damage, or its impairment or loss of title due to forfeiture, confiscation, seizure, expropriation, or condemnation. Any payment obligation as provided herein will not be deducted or exempted for circumstances stated above.

Section 8 Insurance

8.1.	Prior to the execution hereof, the Lessee shall insure any leased property against risks upon both parties agreement; the coverage and the insurer shall be designated by the Lessor and the premium shall be borne by the Lessee; its insurance policy must designate the Lessor as the insured and the beneficiary and stipulate that the insurer may not pay any claim to the lessee or any third party except that the Lessor's interest in leased property is satisfied and the insurer has been notified in writing. Under the circumstance that during the period of the Agreement, the risks of impairing the value of leased property or the change of circumstances occur, the Lessor may enter into the discussion with the Lessee, based on the purpose of secure the value of leased property or disperse risks, insure any leased property against risks, and the insurance policy must designate the Lessor as the insured and the beneficiary and the premium shall be borne by the Lessee.
8.2.	The Lessor shall deliver a copy of the insurance agreement to the Lessee and the Lessee is obligated to honor obligations provided therein.
8.3.	In the case that any covered event occurs, the Lessee shall notify the insurer and the Lessor, of such event within 24 hours, and prepare documents and go through procedures required by the insurer.
8.4.	In the case that any part of any leased property is lost, stolen, destructed or damaged to the extent that the insurer is of opinion that such property is financially unrecoverable, the insurance benefit paid by the insurer must be transferred to the Lessor to deduct the Lessee's obligation under Section 3 hereof; in the case that such deduction is insufficient the Lessee shall satisfy the balance.
8.5.	In the case that the Lessor, for purposes of securitization or any other financing purpose, transfers to any third party the Agreement and any right or obligation thereunder in part or in full, the Lessee agrees that the Lessor may notify the insurance company or go through relevant procedures which change the beneficiary as such transferee under the insurance agreement which insures such leased property; and the Lessee further agrees to assist the Lessor unconditionally or to do the same as related insurer requires.

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Section 9 Lessor's Discharge from Liability

9.1.	The Lessee agrees to assume any liability of risk from using or utilizing any leased property.
9.2.	The Lessee agrees to hold the Lessor harmless against any damage, indemnification, expense or indebtedness arising out of design, manufacture, delivery, possession, use, transfer or hand-over of any leased property.
9.3.	The Lessor agrees that, to the extent permitted by law, it will transfer to the Lessee its claim on warranty of the manufacturer or seller of any leased property.
9.4.	The Lessor disclaims any representation for, or any express or implied warranty of, merchantability or fitness or validity for a particular purpose and disclaim any liability for any warranty in connection with any leased property.
9.5.	Any leased property herein is chosen by the Lessee of its own free will, and the Lessee promises to the Lessor with respect to its responsibility for maintenance, service and valid use.

Section 10 Service Charge

Upon execution of the Agreement, the Lessee shall pay the Lessor a service fee in cash or any other commercial note consented by the Lessor under the service procedures as specified in the Leased Items; and the Parties agree that the Lessee may not claim a refund of such service fee for any reason.

Section 11 Breach

In case of any of the following circumstances, the Lessor may terminate the Agreement and request return of any leased property and the Lessee shall immediately satisfy all rent including rent for undue period, damages and any other expense:

11.1.	Failure to satisfy indebtedness in accordance with the Agreement, dishonoring of bill, or material deterioration of financial position.
11.2.	Filing for compromise, insolvency, restructuring, winding up, or liquidation in accordance with bankruptcy law.
11.3.	Any enforcement, provisional seizure, preliminary injunction, or any other preservation of any leased property or any asset of the Lessee.
11.4.	Announcement of forfeiture of material assets due to criminal liability.
11.5.	Lessee's disposition or transfer of its material assets without consent from the Lessor.
11.6.	Damage or destruction of leased property provided, resulting in impairment of value or its net value is insufficient to cover claims and failure to refill despite delivery of notice of refilling within specified period.
11.7.	There is material breach in dealing with financial institutions.
11.8.	Upon death, his/her successor declares entailment or abandonment of succession.
11.9.	The Lessee fails to comply with or perform any provision hereof.

In case of one of the aforementioned circumstances, the Lessee shall, starting on the date of breach and ending on the date of repayment, pay a penalty equaling 0.05% of the amount for breach each day.

Section 12 Miscellaneous

12.1.	In the case that the Lessee neglects to perform any right hereunder, resulting in any damage to the Lessor, the Lessee shall be liable for damages to the extent within damage to the Lessor's interest.
12.2.	The Lessee and its joint guarantor shall issue a copy of promissory note to the Lessor as security. In case of any breach by the Lessee, the Lessee and its joint guarantor agree to authorize the Lessor or any other holder to complete information of maturity date in person or exercise any other right to complete such information in accordance with other laws concerning promissory notes; and the Lessor is authorized to use such promissory note for repayment of any indebtedness in accordance with the Agreement in case of breach by the Lessee.
12.3.	In case of breach by the Lessee, the Lessor may dispose any leased property for indemnification without notice. If the Lessee has any other claim on the Lessor, the Lessee agrees that the Lessor may directly conduct disposition or set-off regardless of whether repayment of such claim is due.
12.4.	Save as stipulated herein, in the case that the Lessee is indebted to the Lessor several obligations, where the Lessee's payment fails to satisfy all of its indebtedness, the sequence of repayment for such obligations shall be determined by the Lessor at its discretion.
12.5.	Any agreement and any book, voucher, or instrument separately entered into by the Lessee and the Lessor, constitutes an integral part of the Agreement and is equally binding under law with the Agreement.

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12.6.	The Lessee and its joint guarantor agree to allow the Lessor to collect, process and use their information in relation to the Agreement, including but not limited to credit information obtained by query from the Joint Credit Information Center (JCIC) and receive such information on behalf of them.
12.7.	In the case that the Lessee and its joint guarantor have authorized the Lessor to apply online for their credit report from JCIC, the Lessor is entitled to, in accordance with its agreement with JCIC, deliver to JCIC information regarding agreements entered into between the Lessor and them, including but not limited to essential information, credit information, financial information including the types of transactions between the Lessor and them, overall payment amount required in the Agreement, guarantee deposit, residual payment amount that the Lessor shall receive, leased property, amount of the per-month installment, claim and obligation status, and how distressed debt is handled. In accordance with the purpose of incorporation, articles of association, and applicable laws, JCIC may give their information to members who participate in and use credit information exchange or any government agency which supervises any business engaged in finance lease or financial business or other people who are legally permitted to collect, process, and use the information.
12.8.	The Lessee and its joint guarantor fully understand and agree the following: because the Lessor accommodates them on the time for contract signing and identity verification, they agree to officially seal this Agreement and related claim instrument prior to the Agreement; before the Lessor officially seals the Agreement and claim instrument, the Lessor is not legally bound by this Agreement and reserves the right to approve the Agreement.
12.9.	The Lessee and its joint guarantor shall strictly abide by the Lessor's operating-with-integrity principle and other regulations. The Lessee and its joint guarantor shall, by no means, tempt, promise, scheduled-pay, deliver, or provide inappropriate benefits (such as commission, kickback, gift, and bribes) to the Lessor's personnel (including but not limited to the person in charge, employee, or other people involved). In the event of a breach of the aforementioned provisions, the Lessor may claim for indemnification and deduct the specific amount from the payment or guarantee deposit that the Lessor shall make or return according to this Agreement. In the case that such deduction is insufficient, the Lessee and its joint guarantor shall satisfy the balance. The Lessor may also unconditionally terminate or revoke this Agreement. If the Lessee and its joint guarantor are aware of any Lessor's personnel requesting, promising, scheduled-paying, accepting, or providing inappropriate benefits (such as commission, kickback, gift, and bribes), they shall immediately notify the Lessor of the person's identity, request, promise, scheduled payment, way of accepting or providing benefits, cash amount, or other form of benefits; meanwhile, they shall provide related evidence for the Lessor to investigate.
12.10.	In the event that any of terms hereof to be invalid, all the remaining terms hereof shall remain in full force and effect.

Section 13 Return of Leased Property

Upon early termination of the Agreement due to the Lessee's breach of the contract, the Lessee shall bear any risk and expense and recover any leased property to their original status, send them to such place as designated by the Lessor and return to the Lessor.

Section 14 Assignment and Hypothecation

14.1.	The Lessee may not transfer to any third party any right arising out of the Agreement or sublease, create encumbrance upon, or permit any third party to use or possess, any leased property.
14.2.	Within the validity of this Agreement, the Lessee shall not transfer to any third party the ownership of the leased property and shall not create a right in rem over it.
14.3.	Without Lessee’s prior written consent, the Lessee shall no transfer any rights or obligations to any third party in whole or in part for the purposes of financial asset securitization or financing.

Section 15 Lessee's Obligations

15.1.	The Lessee hereby agrees that, its obligation to pay rent and any other expense in accordance with the Agreement is, at all event, an absolute obligation without any condition and the Lessee may not unilaterally terminate the Agreement; and the Lessee may not, for any reason, claim refund in part or in full of any installment of rent and any other expense in accordance with the Agreement.
15.2.	Where leased property is a transportation vehicle, the Lessee shall employ qualified members with driver license and lawfully use it in accordance with applicable government regulations; in case of occurrence of any accident, the Lessee shall be fully liable and make indemnification in full.
15.3.	If the Lessor requires to review the financial position of the Lessee or the joint guarantor, they shall send information, including but not limited to audited financial statements, statement of income, schedule of liabilities, and schedule of assets as required by the Lessor, to the Lessor for review upon their legal execution.

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Section 16 Early Termination

When the Lessee performs the Agreement normally and has no overdue rent, if the Lessee desires to make early termination of the Agreement and make repayment on a lump-sum basis, the Lessee shall pay off all rent undue in the following ways:

18.1	Within 18 months after the lease term begins, if the Lessee applies for early termination of the contract, the Lessee shall pay the total amount of the undue loan of each installment plus the penalty calculated according to 1.5% of the total amount of all undue rent from the early termination date.
18.2	Over 18 months after the lease term begins, if the Lessee applies for early termination of the contract, the Lessee shall pay the total amount of the undue loan of each installment.

Section 17 Joint Guarantor

17.1	The Joint Guarantor warrants that the Lessee shall perform all provisions hereunder; in case of breach by the Lessee, the Joint Guarantor shall be jointly liable for satisfaction and will abandon any defense in accordance with Section 24 of the Civil Procedures, Indebtedness Section and is willing to be bound by the following:

17.1.1              The Lessee's liability for warranty covers any rent, note amount, advanced payment, service fee arising out of lease by the Lessee, and any liquidated damages, interest, late interest, costs, damages, and any other obligation subordinate to principal debts.

17.1.2              During the period of validity of the Agreement, where the Lessee desires to make alternation to provisions of the Agreement with consent from the Lessor as the Lessee thinks practical, the guarantor shall still be jointly and severally liable for her, whether the Insurer is notified or not.

17.1.3              Where the Lessor may abandon security interest provided by the Lessee or allow the Lessee to extend payment or replace any leased property or the assumption of debt by any third party without consent of or notice to the joint guarantor, the joint guarantor may not make defense or disclaim its liability for warranty for such reason.

17.1.4              In case of absence of any element in the lease agreement or note, or in completion of procedures or defective title on leased property, the joint guarantor shall be still fully liable.

17.1.5              The joint guarantor's liability may not be released until obtaining written consent from the Lessor.

17.2 If the Lessor is of opinion that credit of the Lessee's joint guarantor is severally damaged or its capability to provide guaranty is insufficient, the Lessor may request the Lessee to choose another joint guarantor accepted by the lessor for replacement and the Lessee may not decline such request.

Section 18 Choice of Law and Competent Court

In the case that the Lessee or the joint guarantor is foreigner or foreign entity, their obligations under the Agreement, creation, method and validity of their legal activities, must be governed by the law of Republic of China. The Agreement shall be executed at the place where the lessor resides. In case of any dispute arising out of the Agreement by the Lessee and the joint guarantor, they agree that Taiwan District Court shall be the trial court as stipulated in the leased Items, provided that any law sets forth jurisdiction of such case, such law shall prevail.

Section 19 Delivery

The place of delivery designated in the Agreement shall be taken as accurate. In the case that the Lessee or the joint guarantor changes its name, organization, articles of association, seal, legal representative, authority of legal representative, notice address or any other matter, they shall immediately notify the Lessor of such change in writing and apply for change or deregistration of original seal. The original seal kept by the Lessor will remain effective until the Lessor agrees to do the same. If the Lessee and the joint guarantor fails to perform their duty of notice of change of address as stated above, where the Lessor givens any notice at the address specified in the Agreement or the latest address of notice given by the Lessee and the joint guarantor, three days of such giving shall be deemed as legal delivery.

Section 20 Transfer of Ownership of Leased Property

Upon expiration of the lease period of the Agreement or early termination of the Agreement according to Section 16 and the Lessee pay off all rent and related taxes and fees without any breach, the Lessor shall agree to transfer ownership of any leased property to the Lessee and the Lessee acquires such ownership upon the date of payment of rent, taxes and fees.

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Section 21 The Parties have executed the Agreement in duplicate and each is provided with one copy.

Leased Items

Name, Label and Specification, Manufacturer, Unit and Quantity
1. Leased Subject Matter
2. Seller	Prime World International Holdings Ltd., Taiwan Branch
3. Place of Use	No. 18,Gong 4th Rd., Linkou Dist., New Taipei City 24452, Taiwan (R.O.C.)
4. Lease Period	As of November 29th , 107 Year of Republic of China to October November 30th, 110 Year of Republic of China
5. Service Fee	Zero New Taiwan Dollars (NTD$0)
6. Rent and Payment

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7. Place to Pay Rent	Where the Lessor’s company resides
8. Foreign Exchange Converter

Rent denominated in foreign currency X Exchange rate issued by banks on the 7th day before rent payment date =NTD

Exchange rate issued by banks on the 7th day before rent payment date: shall mean spot selling rate of foreign exchange on the 7th day starting on the 1st day before the rent payment date; where the 7th day is public holiday, memorial day, or rest day, the 7th day shall be the banking day before public holiday, memorial day, or rest day.

9. Competent Court	Shihlin District Court in Taiwan

Contracting Parties

Party A: Chailease Finance Co., Ltd.

Legal Representative:

/s/ Chi-Chung Chen

Project Branch Manager, Chen, Chi-Chung

Party B: Applied Optoelectronics, Inc., Taiwan Branch

Legal Representative:

/s/ Chih-Hsiang (Thompson) Lin

Lin, Chih-Hsiang (Thompson)

Joint Guarantor: Co-Guarantor Joint Guarantor:

Joint Guarantor:	Co-Guarantor Joint Guarantor:

Address:	Address:

Tel:	Tel:

Joint Guarantor:	Co-Guarantor Joint Guarantor:

Address:	Address:

Tel:	Tel:

Joint Guarantor:	Co-Guarantor Joint Guarantor:

Address:	Address:

Tel:	Tel:

November 29th, 107 Year of Republic of China

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Promissory Note

Note payable to bearer on DD/MM/YYYY of Republic of China

Chailease Finance Co., Ltd. or its nominee

Two Hundred And Ten Million, Six Hundred And One Thousand, Six Hundred And Five New Taiwan Dollars ($210,601,605)

This note is exempted from preparation of dishonoring certificate and obligation of notice as provided in Section 89 of the Negotiable Instruments Act

The annual interest rate is calculated at 20% starting on maturity date

The drawer of the note irrevocably authorize the bearer, its agent, employee or its nominee to complete the maturity date and any other required information

Place of payment: 8F~12F., No.362, Ruiguang Rd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.)

Drawer: Prime World International Holdings Ltd., Taiwan Branch Drawer:

Address:	Address:

Drawer:	Drawer:
Address:	Address:

Drawer:	Drawer:
Address:	Address:

Drawer:	Drawer:
Address:	Address: